Exhibit 10.4

OCEAN BIOMEDICAL, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Ocean Biomedical, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a) Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation for attending individual Board of Directors meetings.

(b) Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000
Audit Committee member (other than Chairperson):	$7,500
Compensation Committee Chairperson:	$10,000
Compensation Committee member (other than Chairperson):	$5,000
Nominating and Corporate Governance Committee Chairperson:	$8,000
Nominating and Corporate Governance Committee member (other than Chairperson):	$4,000

(c) Additional Retainer for Chairperson of the Board: $30,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s Common Stock over the trailing 30-day period ending on the last day immediately prior to the grant date or if the Company’s Common Stock has been listed and traded for less than 30 days prior to such date, then the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s Common Stock over the total trailing period ending on the day immediately prior to the grant date and (B) the aggregate number of shares pursuant to such award.

(b) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan (as amended from time to time, the “2021 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(c) Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option to purchase 50,000 shares of the Company’s Common Stock (the “Initial Grant”) with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests in substantially equal monthly installments over three years; provided, however, that all vesting ceases if the Outside Director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Grant applies to Outside Directors who are first elected to the Board of Directors effective as of or subsequent to the Company’s initial public offering.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.	Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director for service as an Outside Director in a calendar year period shall not exceed (i) $1,000,000 in the first calendar year an individual becomes an Outside Director and (ii) $750,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: July 9, 2021